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EXHIBIT-99.1

CONTACT:   MICHAEL W. SHIMASAKI
           PRESIDENT AND CHIEF EXECUTIVE
           ALASKA NORTHWEST PROPERTIES INC.
           (206) 433-0730

             ALASKA NORTHWEST PROPERTIES INC. SIGNS MERGER AGREEMENT

     Seattle, Washington, November 18, 1996. Alaska Northwest Properties Inc. (the "Company")(OTC:ANWP) announced today that it has signed a merger agreement which provides for the disposition of its principal asset, Spieden Island, for a total consideration of approximately $22 million in cash and other properties. Under the plan, all of the Company's outstanding shares will be acquired in a cash merger with a privately held corporation. Prior to the merger, other assets and liabilities along with working capital will be transferred to a private limited liability company (LLC), the ownership of which will be distributed on a proportionate basis to shareholders of the Company. The LLC will proceed with an orderly liquidation of the other properties and will be responsible for winding up the Company's prior activities as a public corporation. The amount of cash to be distributed and the value of the LLC units, which will not be publicly traded, have not been determined. However, it is currently expected that holders of fewer than 50 shares will receive all cash and other shareholders will receive a combination of LLC units and cash.

     Both the merger and the plan of distribution are subject to various conditions and will be submitted to the shareholders for approval at a meeting which is tentatively expected to occur in February, 1997. The merger and the plan of distribution will be described in a proxy statement which will be mailed to shareholders after the filing and disclosure requirements of the Securities and Exchange Commission have been satisfied.

     Under the merger agreement, the Board of Directors of the Company has reserved the right to consider, during the next thirty days, acquisition proposals from other qualified persons

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who are willing to execute a confidentiality agreement and meet certain other terms and conditions, including a $10 million cash deposit in an escrow account, which must be made prior to the Company's acceptance of another acquisition proposal.

     The Company does not plan on releasing any other statement or information until it is permitted to distribute its proxy materials.

     Alaska Northwest Properties Inc. is a real estate investment firm with properties and operations in Alaska, Hawaii and Washington